Exhibit 21.1

SUBSIDIARIES OF BIOHORIZONS, INC.

BioHorizons Implant Systems, Inc., a Delaware corporation (1)

Implant Logic Systems, Ltd., a New York corporation (2)

BioLok Acquisition Corp., a Delaware corporation (2)

Orthogen, LLC, a Delaware limited liability company (3)

BioHorizons Iberica SL, a Spanish entity (4)

BioHorizons GmbH, a German entity (4)

BioHorizons Australia Pty Ltd, an Australian entity (4)

BioLok International Inc., a Delaware corporation (5)

Orthogen Corporation, a New Jersey corporation (6)

Bio-Lok Int’l Pty Inc., an Australian corporation (6)

Micro-Lok Mexico S.A. Dee C.V., a Mexican entity (6)

Bio-Lok Chile S.A., a Chilean entity (7)

(1) a majority-owned subsidiary of BioHorizons, Inc., which will be a wholly-owned subsidiary of BioHorizons, Inc. upon completion of the initial public offering.

(2) a wholly-owned subsidiary of BioHorizons, Inc.

(3) a partially-owned subsidiary of BioHorizons, Inc.

(4) a wholly-owned subsidiary of BioHorizons Implant Systems, Inc.

(5) a wholly-owned subsidiary of BioLok Acquisition Corp.

(6) a wholly-owned subsidiary of BioLok International Inc.

(7) a partially-owned subsidiary of each of BioHorizons, Inc. and BioLok International Inc., which together own all of the equity interests of Bio-Lok Chile S.A.